UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ULTRAGENYX PHARMACEUTICAL INC.

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60 Leveroni Court

Novato, California 94949

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 18, 2015

at 4:00 p.m. Pacific time

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Ultragenyx Pharmaceutical Inc., a Delaware corporation (the “Company”), which will be held on June 18, 2015, at 4:00 p.m. Pacific Time virtually via the Internet at www.virtualshareholdermeeting.com/RARE15 (the “Annual Meeting”). Instructions on how to participate in the Annual Meeting and demonstrate proof of stock ownership are posted at www.virtualshareholdermeeting.com/RARE15. The webcast of the Annual Meeting will be archived for one year after the date of the Annual Meeting at www.virtualshareholdermeeting.com/RARE15. Only stockholders who held stock at the close of business on the record date, April 21, 2015, may vote at the Annual Meeting, including any adjournment or postponement thereof.

At the Annual Meeting, you will be asked to consider and vote upon: (1) the reelection of the two directors named in the Proxy Statement as Class II directors; (2) the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and (3) any other business that may properly come before the Annual Meeting or any adjournment thereof. No other items of business are expected to be considered, and no other director nominees will be entertained, at the Annual Meeting.

The accompanying Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. Proposal 1 relates solely to the reelection of the two directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company. After careful consideration, our Board of Directors has unanimously approved the proposals and recommends that you vote FOR the two director nominees and FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available in electronic form during the annual meeting at the following URL: www.virtualshareholdermeeting.com/RARE15, and will be accessible during normal business hours for ten days prior to the meeting at our principal place of business, 60 Leveroni Court, Novato, California 94949.

We are pleased to make use of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders via the Internet. We believe the ability to deliver proxy materials electronically allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact from the distribution of our Annual Meeting materials.

We look forward to speaking with you at the Annual Meeting.

Sincerely,

Emil D. Kakkis, M.D., Ph.D.

President and Chief Executive Officer

April 28, 2015

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE VIA THE INTERNET OR OVER THE TELEPHONE AS INSTRUCTED IN THE NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS AND ON THE ENCLOSED PROXY CARD OR, IF YOU REQUESTED AND RECEIVED A PRINTED COPY OF THE PROXY STATEMENT, COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD USING THE ENCLOSED RETURN ENVELOPE, AS PROMPTLY AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE THROUGH OUR VIRTUAL WEB CONFERENCE IF YOU ATTEND THE ANNUAL MEETING.

DIRECTOR COMPENSATION	23
COMPENSATION RISK ASSESSMENT	24
REPORT OF THE AUDIT COMMITTEE	24
OTHER BUSINESS	25
STOCKHOLDER PROPOSALS	25
DELIVERY OF PROXY MATERIALS	27

60 Leveroni Court

Novato, California 94949

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2015

at 4:00 p.m. Pacific time

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Ultragenyx Pharmaceutical Inc. (“Ultragenyx” or the “Company”) for use at the Company’s 2015 Annual Meeting of Stockholders, to be held virtually via the Internet at www.virtualshareholdermeeting.com/RARE15 on June 18, 2015, at 4:00 p.m. Pacific Time. The Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our annual report is first being mailed on or about May 8, 2015 to all stockholders entitled to vote at the Annual Meeting. Pursuant to the rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our materials by notifying you of the availability of our proxy materials on the Internet. The Proxy Statement and 2014 Annual Report are available at www.ultragenyx.com in the “SEC Filings” subsection of the “Investors” tab.

The Notice instructs you as to how you may access and review important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

For a proxy to be effective, it must be properly executed and received prior to the Annual Meeting. Each proxy properly tendered will, unless otherwise directed by the stockholder, be voted for the proposals and nominees described in this Proxy Statement and at the discretion of the proxy holder(s) with regard to all other matters that may properly come before the Annual Meeting.

The Company will pay all of the costs of soliciting proxies. We will provide copies of our proxy materials to brokerage firms, fiduciaries and custodians for forwarding to beneficial owners who request printed copies of these materials and will reimburse these persons for their costs of forwarding these materials. Our directors, officers and employees may also solicit proxies by telephone, facsimile, or personal solicitation; however, we will not pay these individuals additional compensation for any of these services.

Shares Outstanding and Voting Rights

Only holders of record of our common stock at the close of business on April 21, 2015 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, 35,871,666 shares of common stock were issued and outstanding. Each share of common stock is entitled to one vote on all matters to be voted upon at the Annual Meeting. Holders of common stock do not have the right to cumulative voting in the election of directors. The presence, in person or by proxy, of the holders of a majority of the outstanding shares on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting and any postponement or adjournment thereof, though the Board may fix a new record date for purposes of a postponed or adjourned meeting.

Persons who hold shares of Ultragenyx common stock directly on the Record Date and not through a broker, bank or other financial institution (“registered holders”) must vote over the telephone (by calling 1-800-690-6903 until 11:59 p.m. Eastern Time the day before the Annual Meeting), through the Internet (you may vote before the meeting by going to www.proxyvote.com until 11:59 p.m. Eastern Time the day before the Annual Meeting or you may vote during the meeting by going to www.virtualshareholdermeeting.com/RARE15), return an executed proxy card (that we must receive before the Annual Meeting) or attend the Annual Meeting in order to vote on the proposals. Persons who hold shares of Ultragenyx common stock indirectly on the Record Date through a brokerage firm, bank or other financial institution (“beneficial holders”) may (i) vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/RARE15 and following the instructions regarding voting or (ii) return a voting instruction form to have their shares voted on their behalf. Brokerage firms, banks or other financial institutions that do not receive voting instructions from beneficial holders may either vote these shares on behalf of the beneficial holders with respect to “routine matters” or return a proxy leaving these shares un-voted (a “broker non-vote”). The ratification of the selection of the independent registered public accounting firm (Proposal No. 2) is the only item on the agenda for the Annual Meeting that is considered routine. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum. The required vote for each of the proposals expected to be acted upon at the Annual Meeting and the treatment of abstentions and broker non-votes under each proposal are described below:

Proposal No. 1 — Reelection of directors. Directors are elected by a plurality of the votes cast, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will have no effect on the outcome.

Proposal No. 2 — Ratification of selection of independent registered public accounting firm. This proposal must be approved by a majority of votes cast on the proposal. As a result, abstentions and broker non-votes will have no effect on the vote outcome.

We encourage you to vote by proxy, whether via telephone (you may vote by calling 1-800-690-6903 until 11:59 p.m. Eastern Time the day before the Annual Meeting), through the Internet (you may vote before the meeting by going to www.proxyvote.com until 11:59 p.m. Eastern Time the day before the Annual Meeting or you may vote during the meeting by going to www.virtualshareholdermeeting.com/RARE15) or by mailing an executed proxy card (that we must receive before the Annual Meeting). Voting in advance of the Annual Meeting reduces the likelihood that the Company will be forced to incur additional expenses soliciting proxies for the Annual Meeting. Any registered holder of our common stock may attend the Annual Meeting and may change or revoke a delivered proxy by:

•	executing a new proxy card, and submitting it via telephone, through the Internet or by mail, as instructed above in advance of the applicable deadline;

•	delivering a written revocation to the corporate secretary before the Annual Meeting; or

•	voting at the Annual Meeting.

Beneficial holders of our common stock who wish to change or revoke their voting instructions should contact their brokerage firm, bank or other financial institution for information on how to do so.

Explanatory Note

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we will not be required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Amended and Restated Certificate of Incorporation of the Company provides that the Board is to be divided into three classes as nearly equal in number as reasonably possible, with directors in each class generally serving three-year terms. The total Board size is currently fixed at seven directors. Currently, the Class II directors (whose terms expire at the Annual Meeting) are Eran Nadav, Ph.D., Michael Narachi and Clay B. Siegall, Ph.D.; Dr. Nadav’s term as a Class II director will expire at the Annual Meeting and he will not be voted upon to be re-elected to serve another term. The Class III directors (whose terms expire at the 2016 annual meeting of stockholders) are William Aliski and Matthew K. Fust. The Class I directors (whose terms expire at the 2017 annual meeting of stockholders) are Emil D. Kakkis, M.D., Ph.D. and Daniel G. Welch. The Class II directors elected at the Annual Meeting will hold office until the 2018 annual meeting of stockholders and until their successors are elected and qualified, unless they resign or their seats become vacant due to death, removal, or other cause in accordance with the Amended and Restated Bylaws of the Company.

As described below, the Board has nominated Mr. Narachi and Dr. Siegall for reelection as Class II directors at the Annual Meeting. Concurrent with the expiration of Dr. Nadav’s term at the Annual Meeting, the size of the Board will be fixed at six directors. Mr. Narachi and Dr. Siegall have indicated their willingness to serve if reelected. Should Mr. Narachi or Dr. Siegall become unavailable for reelection at the Annual Meeting, the persons named on the enclosed proxy as proxy holders may vote all proxies given in response to this solicitation for the election of a substitute nominee(s) chosen by the Board or the Board may reduce the size of the Board.

Nomination of Directors

The Nominating and Corporate Governance Committee reviews and recommends to the Board potential nominees for election to the Board. In reviewing potential nominees, the Nominating and Corporate Governance Committee considers the qualifications of each potential nominee in light of the Board’s existing and desired mix of experience and expertise. Specifically, the Nominating and Corporate Governance Committee considers each potential nominee’s personal and professional ethics, integrity and values, experience and interest in the Company, and commitment to the representation of the long-term interests of the stockholders. The Board membership criteria are set forth in our Corporate Governance Guidelines, a copy of which is available on our website at www.ultragenyx.com in the “Corporate Governance” subsection of the “Investors” tab.

After reviewing the qualifications of potential Board candidates, the Nominating and Corporate Governance Committee presents its recommendations to the Board, which selects the final director nominees. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board nominated Mr. Narachi and Dr. Siegall for reelection as Class II directors. The Company did not pay any fees to any third parties to identify or assist in identifying or evaluating nominees for the Annual Meeting.

The Nominating and Corporate Governance Committee considers stockholder nominees using the same criteria set forth above. Stockholders who wish to present a potential nominee to the Nominating and Corporate Governance Committee for consideration for election at a future annual meeting of stockholders must provide the Nominating and Corporate Governance Committee with notice of the recommendation and certain information regarding the candidate within the time periods set forth on page 25 under the caption “Stockholder Proposals.”

Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

Nominees and Incumbent Directors

The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mr. Narachi and Dr. Siegall to be reelected as Class II directors at the Annual Meeting. The following table sets forth the following information for Mr. Narachi and Dr. Siegall and the Company’s continuing directors: the year each was first elected a director of the Company; their respective ages as of the Record Date; the positions currently held with the Company; the year their current term will expire; and their current class.

Nominee/Director Name	Age	Position	Director Since	Year Current Term Expires	Current Director Class
Nominees for Class II Director
Michael Narachi	55	Director	2015	2015	II
Clay B. Siegall, Ph.D.	54	Director	2014	2015	II
Continuing Directors
William Aliski	67	Director	2011	2016	III
Matthew K. Fust	50	Director	2014	2016	III
Emil D. Kakkis, M.D., Ph.D.	54	President and Chief Executive Officer	2010	2017	I
Daniel G. Welch	57	Director	2015	2017	I

Class II Directors Nominated for Reelection

The following two people have been nominated by the Board to be reelected as Class II directors at the 2015 Annual Meeting.

Michael Narachi has served as a member of our Board since February 2015. Mr. Narachi currently serves as President and Chief Executive Officer and a director of Orexigen Therapeutics, Inc., a position he has held since March 2009. Previously, Mr. Narachi served as Chairman, Chief Executive Officer and President of Ren Pharmaceuticals, Inc., a private biotechnology company, from November 2006 to March 2009. In 2004, Mr. Narachi retired as an officer and Vice President of Amgen Inc., a leading therapeutics company, where he served as General Manager of Amgen’s Anemia Business from 1999 to 2003. Mr. Narachi joined Amgen in 1984 and held various senior positions throughout the organization over a 20-year career including: Vice President of Development and Representative Director for Amgen Japan; Head of Corporate Strategic Planning; Chief Operations Officer of Amgen BioPharma; and Vice President, Licensing and Business Development. He served as General Manager of Amgen’s Anemia Business from 1999 to 2003 until his retirement in 2004. He currently serves as the chairman of the board of directors of Celladon Corporation, a publicly traded biotechnology company. Mr. Narachi also currently serves as a member of the Board of Directors of PhRMA, the Pharmaceutical Research and Manufacturers of America, and BIO, the Biotechnology Industry Organization. Mr. Narachi received a B.S. in Biology and an M.A. degree in Biology and Genetics from the University of California at Davis. He received an M.B.A. from the Anderson Graduate School of Management at University of California, Los Angeles. We believe that Mr. Narachi is qualified to serve on our Board due to his extensive experience in the life sciences industry, his role as Chief Executive Officer of a publicly traded biotechnology company and his membership on various boards of directors in the biotechnology and pharmaceutical sectors.

Clay B. Siegall, Ph.D. has served as a member of our Board since January 2014. Dr. Siegall currently serves as President and Chief Executive Officer and Chairman of the Board of Seattle Genetics, Inc., a biotechnology company. Dr. Siegall co-founded Seattle Genetics in 1998. Prior to Seattle Genetics, Dr. Siegall worked for the Bristol-Myers Squibb Pharmaceutical Research Institute from 1991 to 1997 and the National Cancer Institute, National Institutes of Health from 1988 to 1991. In addition to Seattle Genetics, Dr. Siegall serves as a director of Alder BioPharmaceuticals, Inc., a publicly traded biotechnology company, and Mirna Therapeutics, Inc., a privately held biotechnology company. Dr. Siegall received a B.S. in Zoology from the University of Maryland and a Ph.D. in Genetics from George Washington University. We believe that Dr. Siegall is qualified to serve on our Board due to his extensive experience in the life sciences industry and his role as Chief Executive Officer of a publicly traded biotechnology company.

Class III Directors Continuing in Office Until 2016

William Aliski has served as a member of our Board since January 2011. Mr. Aliski currently serves as a director of Edimer Pharmaceuticals, Inc., a privately held biotechnology company, and Scioderm, Inc., a privately held biopharmaceutical company. Mr. Aliski previously served as a commercial consultant for early-stage orphan disease companies, including Enobia Pharma, from September 2011 until March 2012. Before that, Mr. Aliski served as Senior Vice President and Chief Commercial Officer of FoldRx Pharmaceuticals, a rare disease company that is now a wholly owned subsidiary of Pfizer Inc., from June 2009 until March 2011, as Director of Simon Kucher Partners, a global consulting firm, from January 2008 until June 2009, and as General Manager of BioMarin Europe at BioMarin Pharmaceuticals Inc. from December 2005 until January 2008. Mr. Aliski received a B.S. in Economics and a Master of Social Planning from Boston College and an M.P.A. from the Kennedy School of Government at Harvard University. We believe that Mr. Aliski is qualified to serve on our Board due to his extensive experience in the life sciences industry, membership on various boards of directors, and his leadership and management experience.

Matthew K. Fust has served as a member of our Board since January 2014. He is a board member and advisor to life sciences companies. Mr. Fust retired as Executive Vice President of Onyx Pharmaceuticals, Inc., a biopharmaceutical company, where he served from January 2009 until January 2014. From May 2003 to December 2008, Mr. Fust served as Chief Financial Officer at Jazz Pharmaceuticals, Inc., a specialty pharmaceutical company. From 2002 to 2003, Mr. Fust served as Chief Financial Officer at Perlegen Sciences, a biopharmaceutical company. Previously, he was Senior Vice President and Chief Financial Officer at ALZA Corporation, a pharmaceutical company, where he was an executive from 1996 until 2002. From 1991 until 1996, Mr. Fust was a manager in the healthcare strategy practice at Andersen Consulting. Mr. Fust serves on the board of directors of Sunesis Pharmaceuticals, Inc., Atara Biotherapeutics, Inc., Dermira, Inc., and MacroGenics, Inc., which are publicly traded biopharmaceutical companies. Mr. Fust received a B.A. in accounting from the University of Minnesota and an M.B.A. from the Stanford Graduate School of Business. We believe that Mr. Fust is qualified to serve on our Board due to his extensive experience in the life sciences industry, his financial experience and ability to be our “audit committee financial expert,” and his service as a director of other public biopharmaceutical companies.

Class I Directors Continuing in Office Until 2017

Emil D. Kakkis, M.D., Ph.D. is our founder and has served as our President and Chief Executive Officer and as a member of our Board since the Company’s inception in April 2010. Prior to Ultragenyx, Dr. Kakkis served from September 1998 to February 2009 in various executive capacities, and ultimately as Chief Medical Officer, at BioMarin Pharmaceutical Inc., a biopharmaceutical company. Dr. Kakkis also serves as President and Founder of EveryLife Foundation for Rare Diseases, a non-profit organization he started in 2009 to accelerate biotechnology innovation for rare diseases. Dr. Kakkis is board certified in both Pediatrics and Medical Genetics. He holds a B.A. in Biology from Pomona College and received combined M.D. and Ph.D. degrees from the UCLA School of Medicine’s Medical Scientist Training Program where he received the Bogen prize for his research. We believe that Dr. Kakkis possesses specific expert knowledge of genetics and rare diseases and operational experience in the life sciences sector that qualify him to serve on our Board.

Daniel G. Welch has served as a member of our Board since April 2015. Mr. Welch is currently an Executive Partner at Sofinnova Ventures. Prior to Sofinnova, Mr. Welch served as Chairman, Chief Executive Officer and President of InterMune from May 2008 to October 2014 and served as President and Chief Executive Officer of Intermune and a member of its board of directors from September 2003 to May 2008. From August 2002 to January 2003, Mr. Welch served as Chairman and Chief Executive Officer of Triangle Pharmaceuticals, Inc., a pharmaceutical company. From October 2000 to June 2002, Mr. Welch served as president of the pharmaceutical division of Elan Corporation, PLC. Mr. Welch currently serves on the boards of directors of Seattle Genetics, Inc. and Hyperion Therapeutics, Inc., both of which are publicly traded biotechnology companies. Mr. Welch holds a B.S. from the University of Miami and an M.B.A. from the University of North

Carolina. We believe that Mr. Welch is a strong operating executive with operational and strategic expertise in the global pharmaceutical market, whose experience contributes valuable insight to the Board.

Vote Required

The nominees who receive the greatest number of affirmative votes will be elected as Class II directors. Any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors.

Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is given, then FOR the election of the nominees named in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE TWO DIRECTOR NOMINEES IDENTIFIED ABOVE.

PROPOSAL NO. 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and has further directed that we submit the selection of Ernst & Young LLP for ratification by our stockholders at the Annual Meeting.

The Company is not required to submit the selection of our independent registered public accounting firm for stockholder approval, but is submitting its selection of Ernst & Young LLP for stockholder ratification as a matter of good corporate governance. If the stockholders do not ratify this selection, the Audit Committee will reconsider its selection of Ernst & Young LLP. Even if the selection is ratified, our Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that the change would be in the best interests of the Company.

The Audit Committee reviews and pre-approves all audit and non-audit services performed by its independent registered public accounting firm. All services rendered by Ernst & Young LLP in fiscal 2014 were approved in accordance with these policies. In its review of non-audit services, the Audit Committee considers, among other things, the possible impact of the performance of such services on the independent registered public accounting firm’s independence. The Audit Committee has determined that the non-audit services performed by Ernst & Young LLP in the fiscal year ended December 31, 2014 were compatible with maintaining the independent registered public accounting firm’s independence. Additional information concerning the Audit Committee and its activities can be found in the following sections of this Proxy Statement: “Board Committees” and “Report of the Audit Committee.”

Ernst & Young LLP has audited our financial statements since inception. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Fees for Independent Registered Public Accounting Firm

The following is a summary of the aggregate fees billed to the Company for the audit and other services rendered by Ernst & Young LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2014 and 2013.

	2014	2013
Audit fees(1)	$640,000	$1,264,000
Audit-related fees	—	—
Tax fees(2)	9,000	8,000
All other fees(3)	1,000	2,000

Total	$650,000	$1,274,000

(1)	Audit fees consist of the aggregate fees billed for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K, the review of our interim financial statements included in the Quarterly Reports on Form 10-Q, assistance with registration statements filed with the SEC and the issuance of comfort letters and consents.

(2)	Tax fees principally include fees for tax compliance and tax advice.

(3)	All other fees consist of fees for accessing Ernst & Young LLP’s online research database.

Vote Required

Ratification of the selection of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Because abstentions and broker non-votes are not counted as votes for or against this proposal, they will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

CORPORATE GOVERNANCE

Director Independence

Our Board currently consists of seven members and, concurrent with the expiration of Dr. Nadav’s term at the Annual Meeting, will consist of six members. Our Board has determined that Mr. Aliski, Dr. Nadav, Mr. Fust, Mr. Narachi, Dr. Siegall and Mr. Welch qualify as “independent” directors in accordance with the NASDAQ listing requirements and rules. Dr. Kakkis is not considered independent because he is an employee of Ultragenyx. Under NASDAQ rules, the Board’s determination of a director’s independence considers objective tests, such as whether the director is, or has been within the last three years, an employee of the Company and whether the director or any of his family members has engaged in certain types of business dealings with the Company. Under NASDAQ rules, our Board also evaluates whether any relationships exist that, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these independence determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including any significant stock holdings by funds affiliated with the directors. There are no family relationships among any of our directors or executive officers.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers, and directors, including those officers responsible for financial reporting. Our Code of Business Conduct and Ethics is available on our website, www.ultragenyx.com, under the “Corporate Governance” subsection of the “Investors” tab. We will promptly disclose on our website any future changes or amendments to the Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics that applies to our Chairman of the Board, any of our executive officers, or any member of our Board.

Stockholder Communications

Generally, stockholders who have questions or concerns regarding the Company should contact our Investor Relations department at (844) 758-7273. However, any stockholders who wish to address questions regarding the business or affairs of the Company directly with the Board, or any individual director, should direct his or her questions in writing to the Chairman of the Board, c/o Ultragenyx Pharmaceutical Inc., 60 Leveroni Court, Novato, California 94949. Upon receipt of any such communications, the correspondence will be directed to the appropriate person, including individual directors.

BOARD OF DIRECTORS AND COMMITTEES

During fiscal 2014, our Board met 13 times and also acted by written consent three times. Each director attended at least 75% of the aggregate of the meetings of the Board and meetings of the committees of which he was a member in our last fiscal year.

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. All members of the Audit, Compensation and Nominating and Corporate Governance Committees are non-employee directors whom the Board has determined are independent under the applicable independence standards.

Four of the five directors serving at the time of the 2014 Annual Meeting of Stockholders attended such annual meeting. Although the Company has no formal policies regarding director attendance at annual meetings, all members of the Board are expected to attend the 2015 Annual Meeting.

Board Leadership Structure and Risk Oversight

Our Corporate Governance Guidelines provide that the positions of Chairman of the Board and Chief Executive Officer are to be separated, which allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Independent oversight of management is an important goal of the Board, which is why our Corporate Governance Guidelines provide that a lead independent director will be appointed by the Board if the Chairman is not independent. Additionally, our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our Board also believes that the separation of the Chairman and Chief Executive Officer positions fosters a greater role for the independent directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board. The benefits of the separated Chairman and Chief Executive Officer positions are augmented by the independence of six of our seven current directors, and five of our six expected directors effective upon completion of the Annual Meeting, including our Chairman, and our independent Board committees that provide appropriate oversight in the areas described below. At executive sessions of independent directors, these directors can speak candidly on any matter of interest. The Board regularly meets in executive session, having done so three times in 2014. We believe this structure provides effective oversight of our management and the Company.

The Board has overall responsibility for the oversight of the Company’s risk management process, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and enhance stockholder value. Risk management includes not only understanding company-specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying, and assessing the related risks and implementing appropriate risk management practices. The Board periodically reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. The Board also delegates to Board committees oversight of selected elements of risk as set forth below.

Board Committees

Audit Committee. As of the Record Date, the Audit Committee was comprised of Mr. Fust (Chairperson), Dr. Nadav and Mr. Aliski and, effective upon the completion of the Annual Meeting, is expected to be comprised of Mr. Fust (Chairperson), Mr. Aliski and Mr. Narachi. The Audit Committee appoints, approves the compensation of, reviews the performance of and assesses the independence of our independent registered public accounting firm; approves audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm; reviews the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements; reviews and discusses with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures and critical accounting policies; reviews the adequacy of our internal control over financial reporting; establishes policies and procedures for the receipt and retention of accounting-related complaints and concerns; recommends whether our audited financial statements shall be included in our Annual Report on Form 10-K; prepares the audit committee report to be included in our annual proxy statements; reviews all related-party transactions; reviews policies related to risk assessment and risk management; establishes, maintains and oversees our Code of Business Conduct and Ethics; and performs other duties, as specified in the Audit Committee Charter, a copy of which is available on the Company’s website at www.ultragenyx.com under the “Corporate Governance” subsection of the “Investors” tab. The Audit Committee met six times in fiscal 2014 and also acted by written consent once. All members of the Audit Committee satisfy the current independence and financial literacy standards promulgated by NASDAQ and the SEC, and the Board has determined that Mr. Fust qualifies as an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K.

Compensation Committee. As of the Record Date, the Compensation Committee was comprised of Dr. Nadav (Chairperson), Mr. Aliski and Dr. Siegall, and, effective upon completion of the Annual Meeting, is expected to be comprised of Mr. Aliski (Chairperson) and Dr. Siegall. The Compensation Committee annually reviews and approves individual and corporate goals and objectives relevant to the compensation of our executive officers; evaluates the performance of our executive officers in light of such individual and corporate goals and objectives and determines the compensation of our executive officers; appoints, compensates and oversees the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee; conducts the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel, or other advisor retained by the Compensation Committee; annually reviews and reassesses the adequacy of the Compensation Committee charter; oversees and, has the authority to administer, our compensation and similar plans; reviews and approves our policies and procedures for the grant of equity-based awards; reviews and makes recommendations to the Board with respect to director compensation; reviews and discusses with management the compensation discussion and analysis, if any, to be included in our annual proxy statements or Annual Reports on Form 10-K; reviews and discusses with the Board corporate succession plans for the Chief Executive Officer and other senior management positions; and performs other duties, as specified in the Compensation Committee Charter, a copy of which is available on the Company’s website at www.ultragenyx.com under the “Corporate Governance” subsection of the “Investors” tab. The Compensation Committee may form and delegate authority to subcommittees, each consisting of one or more members of the Compensation Committee, with such powers as the Compensation Committee shall from time to time confer. Our Chief Executive Officer may recommend the amount and form of compensation of other executive officers to the Compensation Committee. The Compensation Committee met five times in fiscal 2014 and also acted by written consent four times. All members of the Compensation Committee satisfy the current NASDAQ and SEC independence standards.

Nominating and Corporate Governance Committee. As of the Record Date, the Nominating and Corporate Governance Committee was comprised of Mr. Fust (Chairperson) and Dr. Nadav and, effective upon completion of the Annual Meeting, is expected to be comprised of Mr. Fust (Chairperson) and Mr. Narachi. The Nominating and Corporate Governance Committee develops and recommends to the Board criteria for Board and committee membership; establishes procedures for identifying and evaluating Board candidates, including nominees recommended by stockholders; identifies individuals qualified to become members of the Board; recommends to the Board the persons to be nominated for election as directors and to each of the Board’s committees; develops and recommends to the Board a set of corporate governance guidelines; and performs other duties, as specified in the Nominating and Corporate Governance Committee Charter, a copy of which is available on the Company’s website at www.ultragenyx.com under the “Corporate Governance” subsection of the “Investors” tab. The Nominating and Corporate Governance Committee met twice in fiscal 2014. Both members of the Nominating and Corporate Governance Committee satisfy the current NASDAQ independence standards.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain Relationships and Related-Party Transactions.”

EXECUTIVE OFFICERS

Our current executive officers and their respective ages and positions as of the Record Date are set forth in the following table. Biographical information regarding each executive officer (other than Dr. Kakkis) is set forth following the table. Biographical information for Dr. Kakkis is set forth above under Proposal No. 1 (Election of Directors).

Name	Age	Position
Emil D. Kakkis, M.D., Ph.D.	54	President and Chief Executive Officer, Director (principal executive officer)
Thomas Kassberg	54	Chief Business Officer and Senior Vice President
Shalini Sharp	40	Chief Financial Officer and Senior Vice President (principal financial officer)
Sunil Agarwal, M.D.	45	Chief Medical Officer and Senior Vice President

Thomas Kassberg has served as our Chief Business Officer and Senior Vice President since November 2011. Prior to Ultragenyx, Mr. Kassberg worked as Vice President of Business Development at Corium International, Inc., a biotechnology company, from July 2010 until October 2011. Prior to his work at Corium International, Inc., Mr. Kassberg worked as an independent consultant in corporate development and business strategy and consulted with a number of companies from March 2009 to June 2010, including Corium International, Inc. and Rib-X Pharmaceuticals, Inc., a pharmaceutical company focused on the development of novel antibiotics. Before becoming a consultant, Mr. Kassberg worked at Proteolix, Inc., a biotechnology company subsequently acquired by Onyx Pharmaceuticals, from January 2008 until February 2009, where he served as Senior Vice President of Corporate Development. Mr. Kassberg holds a B.A. in Business Administration from Gustavus Adolphus College and an M.B.A. from Northwestern University.

Shalini Sharp has served as our Chief Financial Officer and Senior Vice President since May 2012. Prior to Ultragenyx, Ms. Sharp served in various executive capacities, and ultimately as Chief Financial Officer, of Agenus Inc., a biotechnology company, from August 2003 until May 2012. Prior to Agenus, Ms. Sharp held strategic planning and corporate finance roles and ultimately served as chief of staff to the chairman of the board at Elan Pharmaceuticals, a biotechnology company, from August 1998 to August 1999 and September 2001 to August 2003. Prior to Elan, Ms. Sharp was a management consultant at McKinsey & Company and an investment banker at Goldman Sachs, specializing in pharmaceuticals and medical devices. Ms. Sharp has also served as a board member of Agenus since May 2012. Ms. Sharp holds a B.A. and an M.B.A. from Harvard University.

Sunil Agarwal, M.D. has served as our Chief Medical Officer and Senior Vice President since August 2014. Prior to Ultragenyx, Dr. Agarwal served in various leadership capacities at Genentech for 11 years. Most recently, he held the position of Senior Vice President and Global Head of Clinical Development for OMNI (Ophthalmology, Metabolism, Neurosciences, Immunology and Infectious Diseases) since January 2013. Prior to that, Dr. Agarwal held the positions of Senior VP for Immunology and Infectious Diseases, and VP for Rheumatology from July 2009 to December 2012. He also held the position of VP of Genentech Drug Safety from January 2009 to July 2009. From September 2003 to January 2009, Dr. Agarwal held positions of increasing responsibility in Genentech’s Immunology clinical organization, and was involved in the development oversight of multiple molecules including Raptiva, Rituxan, and Ocrelizumab. Dr. Agarwal obtained his Bachelor of Science in Neuro-Biology at Cornell University and then earned his medical degree from Tufts University School of Medicine. He completed his residency at Children’s National Medical Center (CNMC), Washington, D.C. and subsequently joined the facility at George Washington University School of Medicine as an Assistant Clinical Professor of Pediatrics. He practiced in the Pediatric Emergency Department at CNMC.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transactions

Since January 1, 2014, other than participation in our initial public offering (“IPO”) by certain greater than 5% holders and the entry into and continued performance under, as the case may be, of employment agreements and indemnification agreements with each of our executive officers and indemnification agreements with each of our directors (as described below), we have not become, and are not currently proposed to be, a party to any transactions with any “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of 5% or more of our outstanding common stock and members of their immediate families.

Participation in our Initial Public Offering

In connection with our IPO, which closed in February 2014, the underwriters allocated shares of our common stock in the offering to certain of our greater than 5% holders on the same terms as the other shares that were offered and sold in our IPO. These allocations included allocations of 240,000 shares to Adage Capital Partners, L.P. (who owned approximately 7.4% of our common stock immediately prior to the IPO) and 175,000 shares to Beacon Bioventures Fund II Limited Partnership (who owned approximately 13.2% of our common stock immediately prior to the IPO). All of these shares were sold at $21.00, which was the IPO price.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Procedures for Related-Party Transactions

We have adopted a written related-party transaction approval policy that governs the review, approval and/or ratification of related-party transactions. Pursuant to this policy, if we want to enter into a transaction with a related party or an affiliate or immediate family member of a related party, our Chief Financial Officer will review the proposed transaction to determine, based on applicable NASDAQ and SEC rules, if such transaction qualifies as a related-party transaction. If the Chief Financial Officer determines that the proposed transaction is a related-party transaction, then the proposed transaction shall be submitted to the Audit Committee for pre-approval at the next regular or special Audit Committee meeting; if the Chief Financial Officer, in consultation with the Chief Executive Officer, determines that it is not practicable to wait until the next meeting of the Audit Committee, then the Chief Financial Officer shall submit the proposed transaction to the chairperson of the Audit Committee. In the event that our Chief Executive Officer or Chief Financial Officer becomes aware of a related-party transaction that has not been previously approved or previously ratified under our related-party transaction approval policy, the transaction, if pending or ongoing, will be promptly submitted to the Audit Committee or the chairperson of the Audit Committee for consideration. If the transaction is already completed, the Audit Committee or the chairperson of the Audit Committee shall evaluate the transaction to determine if rescission of the transaction and/or any disciplinary action is appropriate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. To our knowledge, based solely on the review of copies of the reports filed with the SEC, all reports required to be filed by our executive officers, directors and beneficial owners of more than 10% of our common stock were timely filed in fiscal 2014, except that Messrs. Kassberg, Aliski and Fust and Drs. Nadav and Siegall each filed one Form 4 late and FMR LLC filed certain reports late.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of April 21, 2015, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 21, 2015 through the exercise of any stock option, warrants or other rights. We believe, based on the information furnished to us, that except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 35,871,666 shares of our common stock outstanding as of April 21, 2015. Shares of our common stock that a person has the right to acquire within 60 days of April 21, 2015 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Ultragenyx Pharmaceutical Inc., at 60 Leveroni Court, Novato, California 94949.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	% of Total
Stockholders Owning Greater than 5%:
FMR LLC(1)	4,788,087	13.3%
Capital Research Global Investors(2)	3,907,586	10.9%

Directors and Named Executive Officers:
Eran Nadav, Ph.D.(3)	7,778	*
William Aliski(4)	67,778	*
Matthew K. Fust(5)	12,778	*
Michael Narachi(6)	1,944	*
Clay B. Siegall, Ph.D.(7)	7,778	*
Daniel G. Welch(8)	972	*
Emil D. Kakkis, M.D., Ph.D.(9)	3,345,122	9.3%
Thomas Kassberg(10)	183,556	*
Sunil Agarwal, M.D.	—	—
All executive officers and directors as a group(11) (10 persons)	3,755,563	10.4%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Based on information set forth in a Schedule 13G/A filed February 13, 2015 by FMR LLC, Edward C. Johnson, Abigail P. Johnson and Select HealthCare Portfolio. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. FMR LLC, Edward C. Johnson, Abigail P. Johnson and Select HealthCare Portfolio list their address in such filing as 245 Summer Street, Boston, MA 02210.

(2)	Based on information set forth in a Schedule 13G/A filed with the SEC on February 13, 2015 by Capital Research Global Investors. The Schedule 13G/A reported that Capital Research Global Investors has sole voting and sole dispositive power with respect to all shares beneficially owned as a result of acting as investment advisor to various investment companies. The principal business address for Capital Research Global Investors is listed in such filing as 333 South Hope Street, Los Angeles, CA 90071.

(3)	Consists of 7,778 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015.

(4)	Consists of (a) 60,010 shares of common stock and (b) 7,778 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015.

(5)	Consists of (a) 11,319 shares of common stock and (b) 1,459 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015.

(6)	Consists of 1,944 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015.

(7)	Consists of 7,778 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015.

(8)	Consists of 972 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015.

(9)	Consists of (a) 2,552,241 shares of common stock held by the Emil Kakkis and Jenny Soriano Living Trust, dated June 18, 2009, (b) 624,240 shares of common stock held by Dr. Kakkis, (c) 149,700 shares of common stock that may be acquired pursuant to the exercise of warrants held by Dr. Kakkis and (d) 18,941 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015. Dr. Kakkis shares voting and dispositive power over the 2,552,241 shares of common stock held by the Emil Kakkis and Jenny Soriano Living Trust, dated June 18, 2009; each of Dr. Kakkis and Dr. Soriano is a trustee of such trust. Dr. Kakkis has sole voting and dispositive power over the 624,240 shares of common stock held by him, the 149,700 shares of common stock that may be acquired pursuant to the exercise of warrants held by Dr. Kakkis and the 18,941 shares of common stock issuable pursuant to stock options held by Dr. Kakkis.

(10)	Consists of (a) 79,140 shares of common stock and (b) 104,416 shares of common stock issuable pursuant to stock options exercisable within 60 days of April 21, 2015.

(11)	Consists of (a) 3,375,205 shares held by our directors and executive officers, (b) 149,700 shares of common stock that may be acquired pursuant to the exercise of warrants by Dr. Kakkis and (c) 230,658 shares of common stock issuable pursuant to stock options held by our directors and officers that are exercisable within 60 days of April 21, 2015.

EXECUTIVE COMPENSATION

The following is a summary of the compensation arrangements of our named executive officers. Actual compensation programs that we may adopt may differ materially from current programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Summary Compensation Table

The following table sets forth the compensation earned during the years ended December 31, 2014 and 2013 to our chief executive officer and our next two highest-paid executive officers. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Emil D. Kakkis, M.D., Ph.D.	2014	$496,867	$—	$—	$—	$175,000	$27,163	$699,030
President and Chief Executive Officer	2013	$306,034	$—	$—	$218,873	$140,910	19,721	685,538
Thomas Kassberg	2014	$362,857	$—	$—	$—	$112,219	$16,863	$491,939
Senior Vice President	2013	$289,419	$—	$—	$182,394	$114,345	$20,352	$606,510
and Chief Business Officer
Sunil Agarwal, M.D.(5)	2014	$150,180	$100,000	$1,397,000	$5,391,332	$164,588	$7,530	$7,210,630
Senior Vice President and Chief Medical Officer	2013	$—	$—	$—	$—	$—	$—	$—

(1)	The amounts reported in this column represent the grant date fair value of the restricted stock units granted to our named executive officers during 2014, as computed in accordance with Accounting Standards Codification, or ASC, Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the restricted stock units reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these restricted stock units, and do not correspond to the actual economic value that may be received by the named executive officers from the restricted stock units.

(2)	The amounts reported in this column represent the grant date fair value of the stock options granted to our named executive officers during 2014 and 2013, respectively, as computed in accordance with ASC Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the named executive officers from the options.

(3)	Amounts for fiscal 2014 represent cash bonuses earned in fiscal 2014, and paid during 2015, based on achievement of performance goals and other factors deemed relevant by our Board. Amounts for fiscal 2013 represent cash bonuses earned in 2013, and paid during 2014, based on achievement of performance goals and other factors deemed relevant by our Board.

(4)	Amounts reported in this column for Dr. Kakkis consist of health savings account contributions and medical, dental, vision and life/accidental death & dismemberment and key person life insurance premiums paid by us. Amounts reported in this column for Mr. Kassberg consist of health savings account contributions and medical, dental, vision and life/accidental death & dismemberment premiums paid by us. Amounts reported in this column for Dr. Agarwal consist of medical, dental, vision and life/accidental death & dismemberment premiums paid by us.

(5)	Dr. Agarwal commenced employment with us in August 2014.

Narrative Disclosure to Summary Compensation Table

Employment Arrangements with Our Named Executive Officers

Emil D. Kakkis, M.D., Ph.D., President and Chief Executive Officer. We entered into an executive employment agreement with Dr. Kakkis in June 2011 for the position of President and Chief Executive Officer, which was amended in August 2014. Dr. Kakkis currently receives a base salary of $535,000, which is subject to adjustment at the discretion of the Board or the Compensation Committee. Dr. Kakkis is also eligible for an annual performance bonus of up to 50% of his base salary, payable based on our overall corporate performance, as determined by the Board. Dr. Kakkis is also eligible to participate in our employee benefit plans, subject to the terms of those plans. Pursuant to the terms of the executive employment agreement, the employment of Dr. Kakkis is at will; we may terminate his employment at any time, without advance notice, for any reason or for no reason at all and Dr. Kakkis may terminate his employment at any time, upon four weeks’ prior written notice, for any reason or for no reason at all.

Thomas Kassberg, Senior Vice President and Chief Business Officer. We entered into an offer letter in October 2011 with Mr. Kassberg for the position of Senior Vice President and Chief Business Officer, which was amended in August 2014. Mr. Kassberg currently receives a base salary of $390,000, which is subject to adjustment at the discretion of the Board or the Compensation Committee. Mr. Kassberg is also eligible for an annual performance bonus of up to 40% of his base salary, payable based on his individual performance evaluated against certain goals mutually agreed upon and our overall corporate performance, as determined by the Chief Executive Officer in consultation with the Board. Additionally, pursuant to the terms of the offer letter, Mr. Kassberg received an option to purchase 202,584 shares of our common stock in connection with his hiring. Mr. Kassberg is eligible to participate in our employee benefit plans, subject to the terms of those plans. Pursuant to the terms of the offer letter, Mr. Kassberg’s employment is at will and may be terminated either by us or by him, with or without advance notice, for any reason or for no reason at all.

Sunil Agarwal, M.D., Senior Vice President and Chief Medical Officer. We entered into an offer letter in June 2014 with Dr. Agarwal for the position of Chief Financial Officer and Senior Vice President, which was amended in August 2014. Dr. Agarwal currently receives a base salary of $460,000, which is subject to adjustment at the discretion of the Board or the Compensation Committee. Dr. Agarwal is also eligible for an annual performance bonus of up to 40% of his base salary, payable based on his individual performance evaluated against certain goals mutually agreed upon and our overall corporate performance, as determined by the Chief Executive Officer in consultation with the Board. Additionally, pursuant to the terms of the offer letter, Dr. Agarwal received (i) an option to purchase 150,000 shares of our common stock and (ii) 25,000 restricted stock units, in connection with his hiring. Dr. Agarwal is eligible to participate in our employee benefit plans, subject to the terms of those plans. Pursuant to the terms of the offer letter, Dr. Agarwal’s employment is at will and may be terminated either by us or by him, with or without advance notice, for any reason or for no reason at all.

Each of these employment arrangements also contain provisions that provide for certain payments and benefits in the event of an involuntary termination of employment. In addition, the named executive officers may be entitled to accelerated vesting of their outstanding and unvested awards in certain circumstances. The information below describes certain compensation that may become due and payable as a result of certain events.

Involuntary Termination of Employment

Pursuant to their employment arrangements, each named executive officer is eligible to receive certain payments and benefits in the event of certain qualifying terminations, including termination of his employment by us without “cause” (as defined below) or resignation of his employment with “good reason” or because of a “constructive termination” (each, as defined below). Upon the timely execution of a general release of claims, each named executive officer is eligible to receive the following payments and benefits:

•	if Dr. Kakkis is terminated by us other than for cause or because of death or disability, he shall be entitled to receive 24 months of base salary continuation;

•	if Dr. Kakkis resigns his employment with us for good reason following a “change in control” (as defined below) within six months of the event constituting good reason and after providing us with 20 days to cure the good reason, then he shall be entitled to receive 24 months of base salary continuation; and

•	if Mr. Kassberg or Dr. Agarwal is terminated by us without cause or resigns employment with us due to a constructive termination, each executive will be entitled to: (i) extend the exercise period applicable to any options then held such that the executive has 12 months from termination to exercise any of the vested shares, provided that in no event shall the exercise period be extended beyond the expiration date of any options then held; and (ii) 12 months of base salary continuation.

Covered Transaction

Pursuant to the employment agreement with Dr. Kakkis, as amended, and the offer letters with Mr. Kassberg and Dr. Agarwal, as amended, in addition to the severance benefits described above, in the event (i) we consummate a “Covered Transaction” (as defined in our 2014 Incentive Plan), which includes certain mergers or material asset sales, as well as any dissolution, liquidation, or winding down of the Company, (ii) the executive is employed by us on the date the Covered Transaction is consummated, and (iii) the executive is terminated by us without cause or resigns employment with us due to a constructive termination (or, in the case of Dr. Kakkis, for good reason) within 12 months after the consummation of the Covered Transaction, the vesting of all of such executive’s outstanding equity shall accelerate with respect to 100% of the then-unvested shares.

Definitions

For purposes of Dr. Kakkis’s employment agreement, “cause” means his:

•	commission of a felony or any crime involving dishonesty, breach of trust, or physical harm to any person;

•	willful engagement in conduct that is in bad faith and materially injurious to us, including but not limited to misappropriation of trade secrets, fraud, or embezzlement;

•	material breach of his employment agreement that is not cured within 10 days after written notice to him from us; or

•	willful refusal to implement or follow a lawful policy or directive of ours, which breach is not cured within 10 days after written notice to him from us.

For purposes of each of the offer letters with Mr. Kassberg and Dr. Agarwal, “cause” means the named executive officer’s:

•	gross negligence in carrying out, or material failure to carry out, his duties for us (including, without limitation, failure to cooperate in any company investigation), after notice from the Board and a reasonable opportunity to cure (if deemed curable);

•	breach of his fiduciary duties to us, after notice from the Board and a reasonable opportunity to cure (if deemed curable);

•	conviction of, or plea of guilty or no contest to, any felony;

•	any act of fraud or embezzlement with respect to his obligations to us or otherwise relating to our business;

•	material violation of any of our policies;

•	material breach of any agreement entered into with us; or

•	unauthorized use or disclosure of confidential information or trade secrets of ours or of our affiliates.

For purposes of Dr. Kakkis’s employment agreement, “good reason” means any of the following events if (i) we effect the event without the consent of Dr. Kakkis and (ii) such event occurs after a change in control:

•	a change in his position with us that materially reduces his level of responsibility;

•	a material reduction in his base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of ours; or

•	a relocation of his principal place of employment by more than 50 miles.

For purposes of Dr. Kakkis’s employment agreement, “change in control” means a change in ownership or control of us effected through a merger, consolidation, or acquisition by any person or related group of persons (other than an acquisition by us or by an employee benefit plan sponsored by us or by a person or persons that directly or indirectly control, is controlled by, or is under common control with, us) of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities.

For purposes of each of the offer letters with Mr. Kassberg and Dr. Agarwal, “constructive termination” means the occurrence of any of the following events without the named executive officer’s consent if (i) the executive provides us with written objection (or notice) to the event or condition within 30 days following the occurrence of the event or condition, (ii) we do not reverse or otherwise cure the event within 30 days of receiving such written objection, and (iii) the executive resigns his employment with us within 30 days following the expiration of that cure period:

•	a material reduction or change in the executive’s job duties, responsibilities and requirements from the executive’s job duties, responsibilities and requirements immediately prior to such reduction or change, taking into account the differences in job title and duties that are normally occasioned by reason of an acquisition of one company by another;

•	a material reduction of the executive’s base salary (other than an equal, across-the-board reduction in the compensation of all similarly-situated employees of ours or the surviving entity that is approved by the Board); or

•	a requirement that the executive relocate to a principal office that increases his one-way commute by more than 50 miles relative to the executive’s immediately preceding principal office.

Terms and Conditions of Annual Bonuses

Our Board has adopted a corporate bonus plan, or the bonus plan, that provides for cash bonus payments based upon the attainment of performance targets established by our Compensation Committee. The payment targets relate to corporate, financial, and operational measures or objectives, or corporate performance goals, as well as individual performance objectives.

Our Compensation Committee may select corporate performance goals from among the following: sales; revenue; assets; expenses; earnings from operations, earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentives, service fees or extraordinary or special items, whether or not on a continuing operations or an aggregate or per share basis; net income or net income per common share (basic or diluted); return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; stock price, dividends or total stockholder return; development of new technologies or products; sales of particular products or services; economic value created or added; operating margin or profit margin; customer acquisition or retention; raising or refinancing of capital; successful hiring of key individuals; resolution of significant litigation; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or strategic business criteria, consisting of one or more objectives based on the following goals: meeting specified market penetration or value added, product development or introduction (including, without limitation, any clinical trial accomplishments, regulatory or other filings or approvals, or other product development milestones), geographic business expansion, cost targets, cost reductions or savings, customer satisfaction, operating efficiency, acquisition or retention, employee satisfaction, information technology, corporate development (including, without limitation, licenses, innovation, research or establishment of third party collaborations), manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances, any of which may be measured in absolute terms, as compared to any incremental increase, in terms of growth, as compared to results of a peer group, against the market as a whole, compared to applicable market indices and/or measured on a pre-tax or post-tax basis.

Each executive officer who is selected to participate in the bonus plan will have a target bonus opportunity set for each performance period. The bonus formulas will be adopted in each performance period by the Compensation Committee and communicated to each executive. The corporate performance goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the Compensation Committee determines. If the corporate performance goals and individual performance objectives are met, payments will be made following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and the company, an executive officer must be employed by the company on the bonus payment date to be eligible to receive a bonus payment. The bonus plan also permits the Compensation Committee to approve additional bonuses in its sole discretion.

Terms and Conditions of Equity Award Grants

Dr. Kakkis and Mr. Kassberg received options to purchase our common stock in fiscal year 2013 and Dr. Agarwal received options and RSUs in fiscal year 2014. The table below entitled “Outstanding Equity Awards at December 31, 2014” describes the material terms of equity awards made to our named executive officers and outstanding as of December 31, 2014.

Equity Compensation

Outstanding Equity Awards at December 31, 2014

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Emil D. Kakkis, M.D., Ph.D.	12,960	34,893	6.86	10/31/2023	(1)	—	—
Thomas Kassberg	63,308	46,426	0.31	11/16/2021	(2)	—	—
	10,800	29,078	6.86	10/31/2023	(3)	—	—
Sunil Agarwal, M.D.	—	150,000	55.88	8/18/2024	(4)	25,000(5)	1,097,000

(1)	Represents an option to purchase 47,853 shares of our common stock granted on November 1, 2013. The shares underlying this option vest as follows: 25% vested on November 1, 2014, with the remainder of the shares vesting in equal monthly installments over the following three years through November 1, 2017, subject to the holder’s continued service to us through each such vesting date. Vesting of 100% of the unvested shares shall accelerate in connection with a Covered Transaction pursuant to the terms of Dr. Kakkis’s employment agreement dated June 15, 2011, as amended on August 8, 2014, as more fully described above under the section entitled “—Narrative Disclosure to Summary Compensation Table—Covered Transaction.”

(2)	Represents an option to purchase 202,584 shares of our common stock granted on November 17, 2011. The shares underlying this option vest as follows: 25% vested on November 15, 2012, with the remainder of the shares vesting in equal monthly installments over the following three years through November 15, 2015, subject to the holder’s continued service to us through each such vesting date. Vesting of 100% of the unvested shares shall accelerate in connection with a Covered Transaction pursuant to the terms of Mr. Kassberg’s offer letter dated October 31, 2011, as amended on August 8, 2014, as more fully described above under the section entitled “—Narrative Disclosure to Summary Compensation Table—Covered Transaction.” Mr. Kassberg exercised 50,646 options on November 28, 2012 and 42,204 options on September 27, 2013.

(3)	Represents an option to purchase 39,878 shares of our common stock granted on November 1, 2013. The shares underlying this option vest as follows: 25% vested on November 1, 2014, with the remainder of the shares vesting in equal monthly installments over the following three years through November 1, 2017, subject to the holder’s continued service to us through each such vesting date. Vesting of 100% of the unvested shares shall accelerate in connection with a Covered Transaction pursuant to the terms of Mr. Kassberg’s offer letter dated October 31, 2011, as amended on August 8, 2014, as more fully described above under the section entitled “—Narrative Disclosure to Summary Compensation Table—Covered Transaction.”

(4)

Represents an option to purchase 150,000 shares of our common stock granted on August 19, 2014. The shares underlying this option vest as follows: 25% vest on August 19, 2015, with the remainder of the shares vesting in equal monthly installments over the following three years through August 19, 2018, subject to the holder’s continued service to us through each such vesting date. Vesting of 100% of the unvested shares shall accelerate in connection with a Covered Transaction pursuant to the terms of Dr. Agarwal’s offer letter dated June 17, 2014, as more fully described above under the section entitled “—Narrative Disclosure to Summary Compensation Table—Covered Transaction.”

(5)	Represents 25,000 restricted stock units granted on August 19, 2014. The restricted stock units vest with respect to 1/2 of the underlying shares on the first anniversary of the grant date and then with respect to 1/24th of the underlying shares monthly thereafter. Vesting of 100% of the unvested units shall accelerate in connection with a Covered Transaction pursuant to the terms of Dr. Agarwal’s offer letter dated June 17, 2014, as more fully described above under the section entitled “—Narrative Disclosure to Summary Compensation Table—Covered Transaction.”

Compensation Committee Report

As an emerging growth company, the Company is not required to include a Compensation Discussion and Analysis section in this Proxy Statement.

Equity Compensation Plan Information

The table below discloses information as of December 31, 2014 with respect to our equity compensation plans that have been approved by stockholders and equity compensation plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders:
2011 Equity Incentive Plan, as amended	1,960,225	$4.62	-
2014 Incentive Plan	810,250	43.42	1,439,750
2014 Employee Stock Purchase Plan	-	-	600,000
Equity compensation plans not approved by security holders	-	-	-

Total	2,770,475	$15.86	2,039,750

DIRECTOR COMPENSATION

Dr. Kakkis, our President and Chief Executive Officer, receives no compensation for his service as a director.

Our Board has adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. A summary of the non-employee director compensation arrangements for fiscal 2014 is set forth below:

Annual Retainer
Board of Directors:
All non-employee members	$35,000
Audit Committee:
Chairman	$15,000
Non-Chairman members	$7,500
Compensation Committee:
Chairman	$10,000
Non-Chairman members	$5,000
Nominating and Corporate Governance Committee:
Chairman	$6,000
Non-Chairman members	$3,000

Under the non-employee director compensation policy, each non-employee director who is initially appointed or elected to the Board will receive an option grant to purchase up to 17,500 shares of our common stock under our stock option plan on the date he or she first becomes a non-employee director, which will vest monthly over a three-year period, subject to the holder’s continued service to us through each such vesting date. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual option grant to purchase up to 7,500 shares of our common stock, which will vest in full upon the first anniversary of the date of grant, subject to the holder’s continued service to us through such vesting date. All of the foregoing options will be granted at fair market value as of the date of grant.

The following table shows the compensation earned in fiscal 2014 by the Company’s non-employee directors.

Name	Fees Earned in Fiscal 2014	Option Awards(1)	Total
Eran Nadav, Ph.D.	$55,000	$406,077	$461,077
William Aliski	$43,750	$406,077	$449,827
Mathew K. Fust	$56,000	$406,077	$462,077
Michael Narachi(2)	$-	$-	$-
Clay B. Siegall, Ph.D.	$40,000	$406,077	$446,077
Daniel G. Welch(3)	$-	$-	$-

(1)

The amounts reported in this column represent the grant date fair value of the stock options granted to our non-employee directors during fiscal 2014, as computed in accordance with Accounting Standards Codification, or ASC, Topic 718, not including any estimates of forfeitures. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee directors from the options. As of December 31, 2014, each of Dr. Nadav, Mr. Aliski, Mr. Fust and Dr. Siegall had 5,347 options outstanding.

(2)	Mr. Narachi was appointed to the Board effective February 20, 2015.

(3)	Mr. Welch was appointed to the Board effective April 8, 2015.

COMPENSATION RISK ASSESSMENT

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, particularly in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee evaluates auditor performance, manages relations with the Company’s independent registered public accounting firm, and evaluates policies and procedures relating to internal control systems. The Audit Committee operates under a written Audit Committee Charter that has been adopted by the Board, a copy of which is available on the Company’s website at www.ultragenyx.com. All members of the Audit Committee currently meet the independence and qualification standards for Audit Committee membership set forth in the listing standards and rules of NASDAQ and the SEC.

No member of the Audit Committee is a professional accountant or auditor. The members’ functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and reporting process, including the Company’s system of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014. This review included a discussion of the quality and the acceptability of the Company’s financial reporting, including the nature and extent of disclosures in the financial statements and the accompanying notes.

The Audit Committee also reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee pursuant to Auditing Standard No. 16, “Communication with Audit Committees” issued by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters required by the applicable rules of the Public Company Accounting Oversight Board.

In addition to the matters specified above, the Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope, plans and estimated costs of their audit. The Audit Committee met with the independent registered public accounting firm periodically, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations, the overall quality of the Company’s financial reporting and the independent registered public accounting firm’s reviews of the quarterly financial statements, and drafts of the quarterly and annual reports.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the Audit Committee of the Board of

Directors

Matthew Fust, Chairperson

Eran Nadav, Ph.D.

William Aliski

OTHER BUSINESS

We know of no other matters to be submitted to a vote of stockholders at the Annual Meeting. If any other matter is properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. In order for any stockholder to nominate a candidate or to submit a proposal for other business to be acted upon at a given annual meeting, he or she must provide timely written notice to our corporate secretary in the form prescribed by our Bylaws, as described below.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy materials for the 2016 annual meeting of stockholders must be received by the Secretary of the Company no later than January 8, 2016, or otherwise as permitted by applicable law. The form and substance of these proposals must satisfy the requirements established by the Company’s Amended and Restated Bylaws and the SEC, and the timing for the submission of any such proposals may be subject to change as a result of changes in SEC rules and regulations.

Additionally, stockholders who intend to present a stockholder proposal at the 2016 annual meeting of stockholders must provide the Secretary of the Company with written notice of the proposal between 90 and 120 days prior to the one-year anniversary date of the 2015 annual meeting; provided, however, that if the 2016 annual meeting date is advanced by more than 30 days before or delayed by more than 60 days after the anniversary date of the 2015 annual meeting, then stockholders must provide notice on or before 10 days after the day on which the date of the 2016 annual meeting is first disclosed in a public announcement. Notice must be tendered in the proper form prescribed by our Amended and Restated Bylaws. Proposals not meeting the requirements set forth in our Amended and Restated Bylaws will not be entertained at the annual meeting.

Any stockholder seeking to recommend a director candidate or any director candidate who wishes to be considered by the Nominating and Corporate Governance Committee, the committee that recommends nominees to the Board for election at each annual meeting, must provide the Secretary of the Company with (a) all information relating to such nominee that would be required to be disclosed in a proxy statement for the election of such nominee as a director and such nominee’s written consent to serve as a director if elected and (b) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and its respective affiliates or associates, on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand. The Nominating and Corporate Governance Committee is not required to consider director candidates received after the applicable date or without the required information. The Nominating and Corporate Governance Committee will consider all director candidates who comply with these requirements and will evaluate these candidates using the criteria described above under the caption, “Nomination of Directors.” Director candidates who are then nominated by the Board will be included in the Company’s proxy statement for that annual meeting.

DELIVERY OF PROXY MATERIALS

Our annual report to stockholders for the fiscal year ended December 31, 2014, including audited financial statements, accompanies this Proxy Statement. Copies of our Annual Report on Form 10-K for fiscal 2014 and the exhibits thereto are available from the Company without charge upon written request of a stockholder to our investor relations department at 60 Leveroni Court, Novato, California 94949. Copies of these materials are also available online through the SEC at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy materials, including the Proxy Statement, annual report and Notice, by delivering a single Notice and, if applicable, a single set of proxy materials to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one Notice and, if applicable, a single set of proxy materials to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. Similarly, if you share an address with another stockholder and have received multiple copies of our Notice and/or other proxy materials, you may write or call us at the address and phone number below to request delivery of a single copy of the Notice and, if applicable, other proxy materials in the future. We undertake to deliver promptly upon written or oral request a separate copy of the Notice and, if applicable, other proxy materials, as requested, to a stockholder at a shared address to which a single copy of the Notice and/or other proxy materials was delivered. If you hold stock as a registered holder and prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact the Company’s investor relations department at 60 Leveroni Court, Novato, California 94949 or by telephone at (415) 483-8800. If your stock is held through a brokerage firm, bank or other financial institution and you prefer to receive separate copies of a Notice and, if applicable, other proxy materials either now or in the future, please contact your brokerage firm, bank or other financial institution.

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN

THE ENCLOSED PROXY.

ULTRAGENYX PHARMACEUTICAL INC.

60 LEVERONI COURT

NOVATO, CA 94949

VOTE BY INTERNET

Before The Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to www.virtualshareholdermeeting.com/RARE15

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ULTRAGENYX PHARMACEUTICAL INC.

The Board of Directors recommends that you vote FOR the election of the two nominees for director named below:

Nominees:

1a. Michael Narachi

For Withhold

☐ ☐

1b. Clay B. Siegall, Ph.D.

For Withhold

☐ ☐

The Board of Directors recommends you vote FOR proposal 2:	For	Against	Abstain

Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ULTRAGENYX PHARMACEUTICAL INC.

Annual Meeting of Stockholders

June 18, 2015 4:00 p.m., Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Emil D. Kakkis, M.D., Ph.D. and Shalini Sharp, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Ultragenyx Pharmaceutical Inc. that the stockholder(s) is/are entitled to vote at the 2015 Annual Meeting of Stockholders to be held at 4:00 p.m., Pacific Time, on June 18, 2015, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxy holders on all other matters that may come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side